Sales of Ford Electric Vehicles Climb at Twice the Rate of EV Segment; F-150 Lightning, E-Transit No. 1 Electric Truck and Van; Retail Orders for '23MY Vehicles up 104%, driven by Strong Demand For Super Duty, Maverick; F-Series On Track For 46th Year as America's No. 1 Truck

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NOVEMBER 2022 SALES

	Total Vehicle	Truck	SUV	EVs
Total U.S. Sales	**146,364**	**81,210**	**61,889**	**6,255**
Total Sales vs. Nov 2021	-7.8%	-1.2%	-15.0%	102.6%
Retail Sales vs. Nov 2021	-15.8%	-5.0%	-24.6%	74.4%

HIGHLIGHTS

- **Ford's sales of electric vehicles expanded at approximately twice the rate of the overall electric vehicle segment in November** as Ford prepares to increase production next year to meet U.S. demand. Ford electric vehicles sales were up 103 percent for the month compared to year ago, making **Ford America's second best-selling brand and manufacturer of electric vehicles** behind Tesla.
    - **As America's best-selling electric truck in November, F-150 Lightning sales totaled 2,062.** Since its first sale at the end of May, F-150 Lightning sales totaled 13,258 trucks.
    - **The Ford E-Transit continues to lead the commercial EV industry with 80% market share.** During the month, Ford Pro sold 654 E-Transits and 5,811 year-to-date.
    - **Mustang Mach-E sales climbed 14.6 percent** over last year on sales of 3,539. Mustang Mach-E global production has now topped more than 150,000.
- **Ford continues to post record retail orders as demand for '23MY vehicles grows.** Retail orders are up 104 percent over '22MY vehicles from a year ago. Orders for '23MY vehicles totaled 307,000. With one month left this year, Ford's retail share is up about 1 full percentage point over 2021.
- **Bronco SUV sales climbed 12.6 percent** on sales of 9,330 vehicles in November. **Expedition sales increased** 28.9 percent.
- With just one month left in the year, **F-Series is on track to take the truck crown again in 2022. F-Series expanded its lead as America's best-selling truck over its second-place competitor to 117,415 trucks through November.**
- **Ford's BlueCruise/Lincoln ActiveGlide technology customer enrollment continues to grow, passing the 100,000 mark with a total of 109,000 enrollments.** Next-gen BlueCruise/ActiveGlide 1.2 soon gets even better by adding hands-free lane changing for easier passing, in-lane repositioning to confidently share roadways with larger vehicles and predictive speed assist to smoothly reduce speed entering tight curves.

"Strong order demand continues with overall retail orders for '23MY vehicles up 104 percent compared to a year ago, driven by Super Duty and Maverick. Super Duty took in a record 152,000 total orders since order banks opened October 27th. As the year closes out, F-Series expanded its lead to more than 117,000 trucks over its second-place competitor."

– Andrew Frick, vice president, Sales, Distribution & Trucks, Ford Blue

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Ford Pro

Sales of America's best-selling van, the Ford Transit, were up 127 percent on total sales of 10,345 vans. November also marked the opening of order banks for the all-new Transit Trail. Sales of America's top-selling electric commercial van, the E-Transit, totaled 654 for the month and 5,811 for the year, representing 80 percent of the electric van segment.



Ford Electric

Ford share of the electric vehicle segment expanded about 2 percentage points over a year ago – standing at 8.6 percent share for the month. Ford's electric vehicles are conquesting from competitor vehicles at a rate of over 60 percent this year.



Ford Trucks

Retail orders for the new '23MY Super Duty topped 152,000 since the order bank opened Oct. 27. Maverick sales totaled 68,492 through November and was up 189 percent for the month relative to a year ago. Over 80 percent of Maverick's competitive conquests are coming from outside the pickup segment. F-Series total sales this month topped 55,000, climbing to 578,881 this year.



Ford SUV

Bronco's share of the mid-size body-on-frame SUV segment hit 33 percent last month – its highest share of segment since it was introduced last year, as it closes in on Jeep's Wrangler. The Bronco family of vehicles, including Bronco Sport, sold 199,026 SUVs through November – up 55.8 percent over a year ago. Bronco is turning on dealer lots in just 10 days, with 85 percent of its retail sales coming from previously placed orders.



Lincoln SUVs

With improved inventory flow, **Lincoln saw strong gains in Corsair sales –** up 59.1 percent over last year – and Navigator was up 20.2 percent. Lincoln had 74 percent of its retail sales coming from previously placed orders in November.

About Ford Motor Company

Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford develops and delivers innovative, must-have Ford trucks, sport utility vehicles, commercial vans and cars and Lincoln luxury vehicles, as well as connected services. Additionally, Ford is establishing leadership positions in mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 176,000 people worldwide. More information about the company, its products and Ford Credit is available at corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.